Global Payments Names William I Jacobs Chairman;
John G. Bruno Appointed to the Board of Directors

ATLANTA, May 28, 2014 - Global Payments Inc. (NYSE: GPN), one of the largest worldwide providers of payment solutions, today announced the appointment of William I Jacobs as Chairman of the Board of Directors effective June 1, 2014, succeeding Paul R. Garcia, who is retiring from the Board. Jacobs has served on Global Payments’ Board of Directors since 2001 and was named Lead Director in 2003. He is currently a member of the company’s Compensation Committee and the Risk Oversight, Governance and Nominating Committee.

Jacobs previously served as Senior Executive Vice President for MasterCard International and Executive Vice President for MasterCard Global Resources. Before joining MasterCard, he co-founded Financial Security Assurance Inc., one of the world’s largest bond insurance companies, where he served as Chief Operating Officer. Jacobs currently serves on the Boards of Directors of LifeNexus and BondFactor. He is Chair of the Finance Committee at BondFactor and previously served as Chairman of the Board of Trustees at American University in Washington, D.C.

“We are pleased to announce Bill as our new Chairman of the Board,” said Jeffrey S. Sloan, Chief Executive Officer. “His experience with Global Payments and in our industry makes him the perfect choice to lead our Board of Directors as we enter the company’s next phase of worldwide growth.”

“I am honored to be following Paul Garcia as Chairman of our Board of Directors,” said Jacobs.  “Paul has left an indelible mark on our company and our industry, and we are extraordinarily grateful for his many years of dedication and leadership.”

Additionally, John G. Bruno was appointed to the company’s Board of Directors, also effective June 1, 2014, and will serve on the Technology Committee. Bruno brings over 25 years of extensive experience within the technology industry to Global Payments’ Board of Directors. He currently serves as Executive

Vice President, Industry & Field Operations and Corporate Development for NCR Corporation, where he leads all of NCR’s lines of business inclusive of financial services, retail, hospitality, travel, telecom and technology, interactive printer solutions and small business. Since joining NCR in 2008, he has played a prominent role in the company’s reinvention to a growth oriented hardware-enabled, software-driven business. He has been part of a team that has reshaped NCR’s brand image and marketing approach to align with the company’s reinvention, defining and leading a new technology category of consumer transaction technologies.

Bruno has held leadership positions with Fortune 500 companies, including Goldman Sachs, Merrill Lynch, Symbol Technologies and Cisco Systems. He has also held several memberships including World 50 and G100 Next Generation Leadership and is highly regarded for his views on innovation and business transformation.

“We are delighted to announce that John has agreed to become the newest member of our Board of Directors,” said William I Jacobs. “His years of executive leadership within the technology industry will be an outstanding asset to Global Payments.”

About Global Payments
Global Payments Inc. is one of the largest worldwide providers of payment solutions for merchants, value added resellers, enterprise software providers, financial institutions, government agencies, multi-national corporations and independent sales organizations located throughout North America, South America, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of solutions and services for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.

Investor contact:	investor.relations@globalpay.com	Media contact:	media.relations@globalpay.com
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